DocuSign Envelope ID: 5A083C95-A2B3-4A44-9288-92B7B7D1B288
HYZON

November 15, 2023

Dear Jiajia,

I am pleased to present this Letter Agreement containing various amendments to your Employment Agreement dated August 21, 2021 (the "Employment Agreement"). Capitalized terms in this Letter Agreement shall have their given meanings or the meanings in your Employment Agreement which is hereby incorporated by reference.

First, I again wish to thank you for your effort and contributions serving as Chief Accounting Officer and Interim Chief Financial Officer.

Second, in your new role as Senior Vice President, Finance and Accounting, effective November 1, 2023, as a token of the Company's appreciation for your hard work, I am pleased to inform you of the following changes to your compensation and your eligibility for a Special Bonus:

Base Salary – Employment Agreement Section 5(a)

Your Base Salary will remain at $415,000 per annum until December 31, 2023. Effective January 1, 2024, your Base salary will change to $380,000 per annum.

Annual Bonus (Target Bonus) – Employment Agreement Section 5(b)

Your Target Bonus will be 80% through December 31, 2023. Effective January 1, 2024, your Target Bonus will be 70%.

Third, in addition to the foregoing provisions, I am pleased to provide you with the following Special Bonus opportunity in recognition of your efforts to complete the Company's Q3, Form 10-Q, as well as your efforts shortly in completing and filing timely the Company's annual 2003 Form 10-K. The Special Bonus is:

<u>Cash Bonus:</u>

You are eligible to receive a cash bonus of $125,000 to be earned and paid in two tranches as follows:

- <u>Tranche A</u>: Fifty percent (50%), or $62,500, to be earned upon the Company timely filing Form 10-Q for the quarter ended September 30, 2023. If earned, this bonus will be paid in January 2024 (the exact date to be determined).

- <u>Tranche B</u>: Fifty percent (50%), or $62,500, to be earned upon the Company timely filing Form 10-K for the year ended December 31, 2023. If earned, this bonus will be paid in April 2024 (the exact date to be determined).

The foregoing bonuses shall be subject to federal and state income and withholding taxes. To be eligible for the cash bonus, you must be employed by the Company on the dates that the Company timely files Forms 10-Q and 10-K.

<u>RSU Bonus</u>

You are further eligible to receive a bonus consisting of RSUs; the dollar-denominated value of this award

Accelerating the *Energy Transition* 599 S. Schmidt Road Bolingbrook, IL 60440 hyzonmotors.com would, if earned, be $65,000 computed using a trailing 30-day VWAP. The award will be granted to you if you satisfy the conditions for receiving both cash bonus awards (Tranches A and B), above. The RSUs will vest on the one-year anniversary of the grant date. The award will be subject to the terms and conditions of the RSU grant award and the Company’s 2021 Equity Incentive Plan and will be subject to federal and state income and employment taxes as administered by the Company. To be eligible for the RSU bonus, you must be employed by the Company on the dates that the Company timely files Forms 10-Q and 10-K. Except as provided herein, the terms of your Employment Agreement remain in full force and effect. No provision of this Letter Agreement may be modified, altered, or amended, except by collective agreement between Hyzon and you in writing approved by the CEO. If you agree to the following amendments and provisions, kindly indicate your acceptance by signing below. Sincerely, Parker Meeks Chief Executive Officer Acknowledged and Agreed: Jiajia Wu Signature: _______________________________ Date: ___________________ DocuSign Envelope ID: 5A083C95-A2B3-4A44-9288-92B7B7D1B288 11/20/2023